Exhibit 23.4

Opera Limited Vitaminveien 4 0483 Oslo Norway	Oslo, 14 July 2023 Our ref.: 11009522-101

Ladies and Gentlemen:

We hereby consent to the use of our name under the captions “Enforceability of Civil Liabilities” and “Legal Matters” in the prospectus included in the registration statement on Form F-3, filed by Opera Limited on or about 14 July 2023, with the Securities and Exchange Commission under the Securities Act of 1933, as amended. In giving such consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the regulations promulgated thereunder.

Yours sincerely,

/s/ WIKBORG REIN ADVOKATFIRMA AS

WIKBORG REIN ADVOKATFIRMA AS